Artisan Partners Asset Management Inc. Reports 2Q21 Results
Milwaukee, WI - August 3, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and six months ended June 30, 2021, and declared a quarterly dividend.
Chairman and CEO, Eric Colson, said, “Artisan Partners is designed for investment talent to thrive. We have a repeatable process for recruiting, resourcing and partnering with investment leaders to develop sustainable investment franchises. Over the last 12 months, we have embedded new investment leaders within established franchises, pushed further into non-U.S. and private markets and remained patient and disciplined, prioritizing investment talent and returns for long-term success.
"In September 2020, Beini Zhou and Anand Vasagiri joined the Artisan International Value franchise. Together with founding portfolio manager David Samra, Beini and Anand launched the Artisan International Small Cap Value strategy. The strategy applies the value-oriented philosophy and process that David has been practicing and refining at Artisan for nearly 20 years to the large and less efficient international small cap space. Since inception on November 1, 2020, the strategy has returned 45.9%, after fees, beating its benchmark index by more than 9 percentage points.
"In the second half of 2020, Tiffany Hsiao and Yuanyuan Ji also joined the firm to build a new investment group within our Global Equity franchise to invest in disruptive, fast compounding public and private companies in Greater China. Since they joined the firm, we have worked with Tiffany and Yuanyuan to build a team of five professionals, open a new office in Hong Kong, develop custom investment technology, access the China A share market and execute on early private transactions. As of the end of the quarter, since its April 1, 2021 inception, the strategy had returned 11.2%, after fees, beating its benchmark index by more than 5 percentage points.
"In addition to the early success of new talent, we are pleased to report the continued success of our Sustainable Emerging Markets team, led by Maria Negrete-Gruson, who founded the team at Artisan Partners 15 years ago. Over the years, Maria and her team have developed and evolved an approach to sustainability that is broad in scope, calibrated for emerging markets and focused on long-term direction and degree of positive change. The team’s talent, experience and hard work have paid off for investors and the firm. Over the trailing 5 years, the team has generated average annual returns of 14.8%, after fees, beating the benchmark index by nearly 1.8 percentage points per year.
"Alignment of investment talent and sophisticated clients drives long-term success. We give talented people the time and resources to generate high value-added investment returns over time horizons that matter to sophisticated clients. This requires patience to let things play out and discipline to prioritize the long-term.
"Owing to the long-term success of our approach, we have taken steps to limit flows from certain clients and investors into our Non-U.S. Small Mid Growth, International Value and High Income strategies. Managing capacity is the right thing to do for our clients and is critical to attracting and retaining investment talent. Managing capacity is also a crucial component of our thoughtful growth mindset. Over the long-term, we expect most of our growth to come from the investment returns we generate for clients.
"Over more than 25 years, we have generated successful outcomes consistent with Who We Are. We have identified and partnered with talented investment leaders. We have successfully developed multiple investment franchises spanning asset classes, inception dates and talent generations. We have compounded client capital over long durations for the benefit of all our stakeholders: clients, associates and shareholders. We have repeated this outcome time and again for over 25 years:
•All of our investment strategies have generated attractive absolute returns, helping our clients achieve their goals and objectives. Since their respective inception dates, our 12 strategies with track records of longer than five years have compounded capital at average annual rates from 6.52% to 20.74%, after fees.
•Since inception, 16 of our 20 investment strategies have outperformed their benchmarks by 150 basis points or more annually, after fees.
•In the second quarter of 2021, we generated record quarterly revenue of $304.9 million; our compensation ratio and adjusted operating margin were both 45%. And we announced a quarterly dividend of $1.00 per share with respect to the second quarter."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$175.2	$162.9	$120.6	$175.2	$120.6
Average	170.5	162.9	109.3	166.7	111.6

Consolidated Financial Results (GAAP)
Revenues	$304.9	$290.7	$203.0	$595.6	$405.8
Operating income	137.8	121.8	76.6	259.6	147.6
Operating margin	45.2%	41.9%	37.8%	43.6%	36.4%
Net income attributable to Artisan Partners Asset Management Inc.	$88.2	$77.3	$46.2	$165.5	$81.0
Basic earnings per share	1.33	1.19	0.72	2.54	1.26
Diluted earnings per share	1.33	1.19	0.72	2.54	1.26

Adjusted[1] Financial Results
Adjusted operating income	$138.0	$121.8	$76.6	$259.8	$147.6
Adjusted operating margin	45.3%	41.9%	37.8%	43.6%	36.4%
Adjusted EBITDA[2]	$139.8	$123.5	$78.3	$263.3	$151.1
Adjusted net income	101.9	89.8	55.9	191.7	107.6
Adjusted net income per adjusted share	1.28	1.13	0.71	2.41	1.37

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

June 2021 Quarter Compared to March 2021 Quarter
AUM increased to $175.2 billion at June 30, 2021, an increase of $12.3 billion, or 8%, compared to $162.9 billion at March 31, 2021, as a result of $11.3 billion of investment returns and $1.0 billion of net client cash inflows. For the quarter, average AUM increased 5% to $170.5 billion from $162.9 billion in the March 2021 quarter.
Revenues of $304.9 million in the June 2021 quarter increased $14.2 million, or 5%, from $290.7 million in the March 2021 quarter, primarily due to higher average AUM and one more calendar day, partially offset by a $2.6 million decrease in performance fee revenue.
Operating expenses of $167.1 million in the June 2021 quarter decreased $1.8 million, or 1%, from $168.9 million in the March 2021 quarter, primarily as a result of lower seasonal expenses, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. The decreases were partially offset by higher incentive compensation expense related to increased revenues.
Operating margin was 45.2% in the June 2021 quarter, compared to 41.9% in the March 2021 quarter.
Gains on investments were $7.2 million in the June 2021 quarter, compared to gains of $3.3 million in the March 2021 quarter. These investment gains are net of income attributable to third party shareholders of consolidated investment products.
GAAP net income was $88.2 million, or $1.33 per basic and diluted share, in the June 2021 quarter, compared to GAAP net income of $77.3 million, or $1.19 per basic and diluted share in the March 2021 quarter. Adjusted net income was $101.9 million, or $1.28 per adjusted share, in the June 2021 quarter, compared to adjusted net income of $89.8 million, or $1.13 per adjusted share, in the March 2021 quarter.

June 2021 Quarter Compared to June 2020 Quarter
AUM at June 30, 2021, was $175.2 billion, up from $120.6 billion at June 30, 2020. The change in AUM over the one-year period was due to $48.7 billion of investment returns and $6.6 billion of net client cash inflows, partially offset by $0.7 billion of Artisan Funds' distributions not reinvested. Average AUM for the June 2021 quarter was $170.5 billion, 56% higher than average AUM for the June 2020 quarter.
Revenues of $304.9 million in the June 2021 quarter increased $101.9 million, or 50%, from $203.0 million in the June 2020 quarter, primarily due to higher average AUM.
Operating expenses of $167.1 million in the June 2021 quarter increased $40.7 million, or 32%, from $126.4 million in the June 2020 quarter, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues and increases in other compensation and benefits expenses.
Operating margin was 45.2% in the June 2021 quarter, compared to 37.8% in the June 2020 quarter.
Gains on investments were $7.2 million in the June 2021 quarter, compared to gains of $6.6 million in the June 2020 quarter.
GAAP net income was $88.2 million, or $1.33 per basic and diluted share, in the June 2021 quarter, compared to GAAP net income of $46.2 million, or $0.72 per basic and diluted share, in the June 2020 quarter. Adjusted net income was $101.9 million, or $1.28 per adjusted share, in the June 2021 quarter, compared to adjusted net income of $55.9 million, or $0.71 per adjusted share, in the June 2020 quarter.

Six Months Ended June 2021 Compared to Six Months Ended June 2020
AUM increased to $175.2 billion at June 30, 2021, up 45% compared to $120.6 billion at June 30, 2020. Average AUM for the June 2021 six-month period was $166.7 billion, 49% higher than average AUM of $111.6 billion for the June 2020 six-month period.
Revenues of $595.6 million for the six months ended June 2021 increased $189.8 million, or 47%, from $405.8 million for the six months ended June 2020, primarily due to higher average AUM.
Operating expenses of $336.0 million for the six months ended June 2021 increased $77.8 million, or 30%, from $258.2 million for the six months ended June 2020, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues and increases in other compensation and benefits expenses.
Operating margin was 43.6% for the six months ended June 2021, compared to 36.4% for the six months ended June 2020.
Gains on investments were $10.5 million in the six months ended June 2021, compared to losses of $1.5 million in the six months ended June 2020.
GAAP net income was $165.5 million, or $2.54 per basic and diluted share, for the six months ended June 2021, compared to net income of $81.0 million, or $1.26 per basic and diluted share, for the six months ended June 2020. Adjusted net income was $191.7 million, or $2.41 per adjusted share, for the six months ended June 2021, compared to adjusted net income of $107.6 million, or $1.37 per adjusted share, for the six months ended June 2020.

Capital Management & Balance Sheet
Cash and cash equivalents were $228.7 million at June 30, 2021, compared to $155.0 million at December 31, 2020. The Company paid a variable quarterly dividend of $0.88 per share of Class A common stock during the June 2021 quarter. The Company had total borrowings of $200.0 million at June 30, 2021, and December 31, 2020.
During the June 2021 quarter, limited partners of Artisan Partners Holdings exchanged 138,268 common units for 138,268 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 138,268 shares, or 0.2%.
Total stockholders’ equity was $240.4 million at June 30, 2021, compared to $191.0 million at December 31, 2020. The Company had 64.8 million Class A common shares outstanding at June 30, 2021. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.4X at June 30, 2021.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $1.00 per share of Class A common stock with respect to the June 2021 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the June 2021 quarter and will be paid on August 31, 2021, to shareholders of record as of the close of business on August 17, 2021. Based on our projections and subject to change, we expect some portion of the 2021 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on August 4, 2021 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10157135. A replay of the call will be available until August 18, 2021 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10157135. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present value added, which is the difference, in basis points, between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present excess returns, which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' excess returns for each year calculated. The benchmark used for purposes of presenting a strategy’s performance and calculating value added and excess returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For the quarter ended March 31, 2021, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Beginning with the quarter ended June 30, 2021, the Credit Opportunities strategy will use the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy-S&P 500® Index; Artisan International Small Cap Value-MSCI All Country World Ex USA Small Cap Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$188.7	$176.7	$117.1	$365.4	$239.9
Separate accounts and other	112.1	107.3	77.9	219.4	155.0
Performance fees	4.1	6.7	8.0	10.8	10.9
Total revenues	304.9	290.7	203.0	595.6	405.8

Operating expenses
Compensation and benefits	138.0	139.5	102.2	277.5	206.9
Distribution, servicing and marketing	7.9	7.6	5.4	15.5	10.9
Occupancy	5.5	5.2	5.2	10.7	10.4
Communication and technology	10.5	9.8	9.7	20.3	18.9
General and administrative	5.2	6.8	3.9	12.0	11.1
Total operating expenses	167.1	168.9	126.4	336.0	258.2
Operating income	137.8	121.8	76.6	259.6	147.6
Interest expense	(2.7)	(2.7)	(2.7)	(5.4)	(5.4)
Net investment gain (loss) of consolidated investment products	8.4	6.9	12.9	15.3	—
Other net investment gain (loss)	3.9	0.2	1.2	4.1	(1.1)
Total non-operating income (expense)	9.6	4.4	11.4	14.0	(6.5)
Income before income taxes	147.4	126.2	88.0	273.6	141.1
Provision for income taxes	28.5	21.6	16.2	50.1	25.7
Net income before noncontrolling interests	118.9	104.6	71.8	223.5	115.4
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.7	23.6	18.2	49.3	34.3
Less: Net income attributable to noncontrolling interests - consolidated investment products	5.0	3.7	7.4	8.7	0.1
Net income attributable to Artisan Partners Asset Management Inc.	$88.2	$77.3	$46.2	$165.5	$81.0

Basic earnings per share - Class A common shares	$1.33	$1.19	$0.72	$2.54	$1.26
Diluted earnings per share - Class A common shares	$1.33	$1.19	$0.72	$2.54	$1.26

Average shares outstanding
Class A common shares	59.8	58.7	55.9	59.3	54.6
Unvested restricted share-based awards	5.6	5.4	5.4	5.5	5.3
Total average shares outstanding	65.4	64.1	61.3	64.8	59.9

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$88.2	$77.3	$46.2	$165.5	$81.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.7	23.6	18.2	49.3	34.3
Add back: Provision for income taxes	28.5	21.6	16.2	50.1	25.7
Add back: Compensation expense related to market valuation changes in compensation plans	0.2	—	—	0.2	—
Add back: Net investment (gain) loss of investment products attributable to APAM	(7.2)	(3.3)	(6.6)	(10.5)	1.5
Less: Adjusted provision for income taxes	33.5	29.4	18.1	62.9	34.9
Adjusted net income (Non-GAAP)	$101.9	$89.8	$55.9	$191.7	$107.6

Average shares outstanding
Class A common shares	59.8	58.7	55.9	59.3	54.6
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.6	5.4	5.4	5.5	5.3
Artisan Partners Holdings LP units outstanding (noncontrolling interests)	14.3	15.1	17.7	14.6	18.8
Adjusted shares	79.7	79.2	79.0	79.4	78.7

Basic and diluted earnings per share (GAAP)	$1.33	$1.19	$0.72	$2.54	$1.26
Adjusted net income per adjusted share (Non-GAAP)	$1.28	$1.13	$0.71	$2.41	$1.37

Operating income (GAAP)	$137.8	$121.8	$76.6	$259.6	$147.6
Add back: Compensation expense related to market valuation changes in compensation plans	0.2	—	—	0.2	—
Adjusted operating income (Non-GAAP)	$138.0	$121.8	$76.6	$259.8	$147.6

Operating margin (GAAP)	45.2%	41.9%	37.8%	43.6%	36.4%
Adjusted operating margin (Non-GAAP)	45.3%	41.9%	37.8%	43.6%	36.4%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$88.2	$77.3	$46.2	$165.5	$81.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.7	23.6	18.2	49.3	34.3
Add back: Compensation expense related to market valuation changes in compensation plans	0.2	—	—	0.2	—
Add back: Net investment (gain) loss of investment products attributable to APAM	(7.2)	(3.3)	(6.6)	(10.5)	1.5
Add back: Interest expense	2.7	2.7	2.7	5.4	5.4
Add back: Provision for income taxes	28.5	21.6	16.2	50.1	25.7
Add back: Depreciation and amortization	1.7	1.6	1.6	3.3	3.2
Adjusted EBITDA (Non-GAAP)	$139.8	$123.5	$78.3	$263.3	$151.1

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% and 24.5% for the 2021 and 2020 periods presented, respectively.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$228.7	$155.0
Accounts receivable	121.7	99.9
Investment securities	49.9	3.7
Deferred tax assets	483.7	482.1
Assets of consolidated investment products	203.4	277.8
Operating lease assets	75.9	79.3
Other	56.5	54.2
Total assets	$1,219.8	$1,152.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$136.8	$37.6
Borrowings	199.4	199.3
Operating lease liabilities	88.8	92.7
Amounts payable under tax receivable agreements	406.4	412.5
Liabilities of consolidated investment products	57.5	125.1
Total liabilities	888.9	867.2

Redeemable noncontrolling interests	90.5	93.8
Total stockholders’ equity	240.4	191.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,219.8	$1,152.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020

Beginning assets under management	$162,883	$157,776	$95,224	3.2%	71.1%
Gross client cash inflows	8,765	10,107	11,301	(13.3)%	(22.4)%
Gross client cash outflows	(7,716)	(8,704)	(7,938)	11.4%	2.8%
Net client cash flows[1]	1,049	1,403	3,363	(25.2)%	(68.8)%
Artisan Funds' distributions not reinvested[2]	(38)	(37)	(32)	(2.7)%	(18.8)%
Investment returns and other	11,320	3,741	22,019	202.6%	(48.6)%
Ending assets under management	$175,214	$162,883	$120,574	7.6%	45.3%
Average assets under management	$170,489	$162,907	$109,295	4.7%	56.0%

	For the Six Months Ended			% Change from
	June 30,	June 30,		June 30,
	2021	2020		2020

Beginning assets under management	$157,776	$121,016		30.4%
Gross client cash inflows	18,872	18,380		2.7%
Gross client cash outflows	(16,420)	(15,435)		(6.4)%
Net client cash flows[1]	2,452	2,945		(16.7)%
Artisan Funds' distributions not reinvested[2]	(75)	(63)		(19.0)%
Investment returns and other	15,061	(3,324)		553.1%
Net transfers	—	—		—%
Ending assets under management	$175,214	$120,574		45.3%
Average assets under management	$166,740	$111,638		49.4%

1 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
June 30, 2021
Beginning assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$162,883	$78,789	$84,094	$162,883
Gross client cash inflows	2,042	1,146	99	1,729	1,666	210	904	718	251	8,765	5,666	3,099	8,765
Gross client cash outflows	(3,426)	(1,449)	(323)	(750)	(839)	(10)	(277)	(554)	(88)	(7,716)	(4,005)	(3,711)	(7,716)
Net client cash flows[2]	(1,384)	(303)	(224)	979	827	200	627	164	163	1,049	1,661	(612)	1,049
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(38)	—	—	(38)	(38)	—	(38)
Investment returns and other	4,437	2,143	440	1,728	1,220	63	186	895	208	11,320	5,316	6,004	11,320
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$175,214	$85,687	$89,527	$175,214
Average assets under management	$51,705	$33,931	$7,982	$28,921	$25,917	$865	$7,317	$9,700	$4,151	$170,489	$82,931	$87,558	$170,489

March 31, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	2,157	1,524	90	2,318	1,230	71	920	1,360	437	10,107	7,601	2,506	10,107
Gross client cash outflows	(3,123)	(1,197)	(445)	(1,514)	(1,283)	(16)	(361)	(678)	(87)	(8,704)	(5,021)	(3,683)	(8,704)
Net client cash flows[2]	(966)	327	(355)	804	(53)	55	559	682	350	1,403	2,580	(1,177)	1,403
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(37)	—	—	(37)	(37)	—	(37)
Investment returns and other	(1,255)	(57)	919	2,086	2,104	1	150	(280)	73	3,741	1,537	2,204	3,741
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(37)	37	—
Ending assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$162,883	$78,789	$84,094	$162,883
Average assets under management	$53,049	$32,541	$7,426	$25,842	$23,147	$744	$6,737	$9,643	$3,778	$162,907	$78,311	$84,596	$162,907

June 30, 2020
Beginning assets under management	$29,691	$22,024	$4,973	$15,895	$13,701	$377	$3,312	$3,366	$1,885	$95,224	$44,426	$50,798	$95,224
Gross client cash inflows	3,484	1,449	255	2,705	1,075	23	946	942	422	11,301	6,818	4,483	11,301
Gross client cash outflows	(1,623)	(2,163)	(358)	(2,139)	(922)	(7)	(319)	(331)	(76)	(7,938)	(4,983)	(2,955)	(7,938)
Net client cash flows[2]	1,861	(714)	(103)	566	153	16	627	611	346	3,363	1,835	1,528	3,363
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(32)	—	—	(32)	(32)	—	(32)
Investment returns and other	9,527	4,137	1,142	2,732	2,159	84	444	1,419	375	22,019	10,321	11,698	22,019
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Average assets under management	$35,451	$24,250	$5,725	$17,873	$14,912	$422	$3,960	$4,406	$2,296	$109,295	$51,262	$58,033	$109,295

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $24 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Six Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
June 30, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	4,199	2,670	189	4,047	2,896	281	1,824	2,078	688	18,872	13,267	5,605	18,872
Gross client cash outflows	(6,549)	(2,646)	(768)	(2,264)	(2,122)	(26)	(638)	(1,232)	(175)	(16,420)	(9,026)	(7,394)	(16,420)
Net client cash flows[2]	(2,350)	24	(579)	1,783	774	255	1,186	846	513	2,452	4,241	(1,789)	2,452
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(75)	—	—	(75)	(75)	—	(75)
Investment returns and other	3,182	2,086	1,359	3,814	3,324	64	336	615	281	15,061	6,853	8,208	15,061
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(78)	78	—
Ending assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$175,214	$85,687	$89,527	$175,214
Average assets under management	$52,384	$33,245	$7,705	$27,392	$24,540	$805	$7,029	$9,674	$3,966	$166,740	$80,644	$86,096	$166,740

June 30, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	4,904	2,759	696	3,978	1,715	305	1,578	1,530	915	18,380	11,543	6,837	18,380
Gross client cash outflows	(3,780)	(3,509)	(1,044)	(3,543)	(1,762)	(11)	(944)	(641)	(201)	(15,435)	(10,527)	(4,908)	(15,435)
Net client cash flows[2]	1,124	(750)	(348)	435	(47)	294	634	889	714	2,945	1,016	1,929	2,945
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(63)	—	—	(63)	(63)	—	(63)
Investment returns and other	5,162	(1,663)	(1,042)	(3,242)	(3,647)	(51)	(70)	1,133	96	(3,324)	(1,626)	(1,698)	(3,324)
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(65)	65	—
Ending assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Average assets under management	$34,603	$25,252	$6,037	$18,980	$16,452	$387	$3,860	$3,953	$2,114	$111,638	$52,563	$59,075	$111,638

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $24 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of June 30, 2021
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$26,741	35.90%	22.30%	21.64%	15.83%	13.21%	634
MSCI All Country World Index			39.26%	14.55%	14.61%	9.89%	6.87%
Global Discovery Strategy	9/1/2017	$2,446	41.09%	26.62%	---	---	25.37%	1,207
MSCI All Country World Index			39.26%	14.55%	---	---	13.30%
U.S. Mid-Cap Growth Strategy	4/1/1997	$17,690	42.57%	29.58%	24.01%	16.98%	16.81%	595
Russell Midcap® Index			49.80%	16.43%	15.61%	13.22%	11.13%
Russell Midcap® Growth Index			43.77%	22.37%	20.51%	15.12%	10.86%
U.S. Small-Cap Growth Strategy	4/1/1995	$6,640	38.33%	27.00%	26.12%	18.22%	12.76%	368
Russell 2000® Index			62.03%	13.51%	16.46%	12.33%	10.12%
Russell 2000® Growth Index			51.36%	15.93%	18.75%	13.51%	9.08%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,989	35.03%	19.89%	19.66%	14.97%	14.92%	487
MSCI All Country World Index			39.26%	14.55%	14.61%	9.89%	10.05%
Non-U.S. Growth Strategy	1/1/1996	$21,907	25.14%	11.54%	11.70%	8.62%	10.37%	510
MSCI EAFE Index			32.35%	8.26%	10.27%	5.89%	5.27%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$9,123	43.20%	---	---	---	31.83%	1,375
MSCI All Country World Index Ex USA Small Mid Cap			41.80%	---	---	---	18.08%
China Post-Venture Strategy	4/1/2021	$147	---	---	---	---	13.05%	763
MSCI China SMID Cap Index			---	---	---	---	5.42%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,894	56.13%	14.59%	14.86%	12.27%	9.74%	148
Russell 1000® Index			43.07%	19.14%	17.98%	14.88%	10.77%
Russell 1000® Value Index			43.68%	12.41%	11.87%	11.60%	8.26%
U.S. Mid-Cap Value Strategy	4/1/1999	$4,035	55.87%	11.20%	12.31%	10.74%	12.97%	280
Russell Midcap® Index			49.80%	16.43%	15.61%	13.22%	10.41%
Russell Midcap® Value Index			53.06%	11.85%	11.78%	11.73%	10.17%
International Value Team
International Value Strategy	7/1/2002	$29,698	49.07%	12.80%	12.92%	10.26%	12.32%	568
MSCI EAFE Index			32.35%	8.26%	10.27%	5.89%	6.64%
International Small Cap Value Strategy	11/1/2020	$22	---	---	---	---	49.00%	1,230
MSCI All Country World Index Ex USA Small Cap (Net)			---	---	---	---	36.70%
Global Value Team
Global Value Strategy	7/1/2007	$26,089	51.83%	12.12%	13.36%	11.93%	9.43%	299
MSCI All Country World Index			39.26%	14.55%	14.61%	9.89%	6.44%
Select Equity Strategy	3/1/2020	$426	50.54%	---	---	---	30.24%	(443)
S&P 500 Market Index			40.79%	---	---	---	34.67%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$998	47.39%	14.39%	15.95%	5.81%	7.62%	101
MSCI Emerging Markets Index			40.90%	11.26%	13.02%	4.28%	6.61%
Credit Team
High Income Strategy	4/1/2014	$7,670	20.26%	9.32%	9.53%	---	8.23%	272
ICE BofA U.S. High Yield Master II Total Return Index			15.62%	7.14%	7.29%	---	5.51%
Credit Opportunities Strategy	7/1/2017	$115	39.62%	15.49%	---	---	15.13%	1,351
ICE BofA U.S. Dollar LIBOR 3-month Constant Maturity			0.25%	1.65%	---	---	1.62%
Developing World Team
Developing World Strategy	7/1/2015	$10,314	54.28%	37.12%	28.01%	---	21.99%	1,360
MSCI Emerging Markets Index			40.90%	11.26%	13.02%	---	8.39%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$3,245	37.12%	23.28%	---	---	27.54%	1,016
S&P 500 Market Index			40.79%	18.65%	---	---	17.38%
Antero Peak Hedge Strategy	11/1/2017	$1,025	28.00%	18.34%	---	---	19.14%	197
S&P 500 Market Index			40.79%	18.65%	---	---	17.17%

Total Assets Under Management		$175,214

______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at June 30, 2021, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $24 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.